Exhibit 99.1

Adhera Therapeutics Appoints Trond K. Waerness to Board of Directors

Adhera Therapeutics, Inc. (OTCPK: ATRX) (“Adhera Therapeutics” or the “Company”), a clinical stage biopharmaceutical company engaged in the development of novel cancer products and a proprietary vaccine technology, is pleased to announce the appointment of Trond K. Waerness to the Company’s Board of Directors. Mr. Waerness, age 53, a pharmaceutical executive who has worked in the industry since 1998, with experience in all aspects of pharmaceutical commercialization. Companies include Glaxo-Wellcome, Novartis, Cornerstone Biopharma, Jobson Healthcare, Rx Sample Solutions, and MedVantx. He has held roles in sales, sales management, BD, M&A, operations, and marketing on both the manufacturer and vendor side. He as a proven track record of success in all his positions and has since 2016 founded/co-founded three successful and profitable pharma services companies that he currently oversees operations of. He received his leadership education in the Royal Norwegian Army’s officer school and his undergraduate business education at the Lundy-Fetterman School of Business at Campbell University.

“We are thrilled to welcome Trond to our Board of Directors, as he brings a wealth of operational, financial and Pharmaceutical experience to our team,” commented, Andrew Kucharchuk, Chief Executive Officer at Adhera Therapeutics. “Mr. Waerness has a distinguished track record as an extraordinary leader and an impressive skill set to help Adhera find and manage new products in the Pharmaceutical Industry. We are confident that his knowledge and extensive professional network will prove extremely valuable to Adhera Therapeutics.”

“I am excited about the opportunity to work more closely with Adhera Therapeutics, and through my vast network in the pharmaceutical industry, contribute to the Company’s goal of finding new profitable assets which will take it to the next level of growth,” commented Mr. Waerness.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause Adhera Therapeutics’ actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. Adhera Therapeutics has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Adhera Therapeutics’ need for, and the availability of, substantial capital in the future to fund its operations and research and development; A more complete description of these risk factors is included in Adhera Therapeutics filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Adhera Therapeutics undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT:

Adhera Therapeutics, INC

Andrew Kucharchuk

Chief Executive Officer

akucharchuk@adherathera.com